As filed with the Securities and Exchange Commission on June 11, 2003	Registration No. 333________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST TENNESSEE NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

TENNESSEE	62-0803242
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-4444
(Address, including zip code, and telephone number,
including area code, of registrant’s principal
executive offices)

First Horizon Nonqualified Deferred Compensation Plan
(Full title of plan)

Harry A. Johnson, III
Executive Vice President and General Counsel
First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
(901) 523-5624
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copy to:

Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel and Corporate Secretary
First Tennessee National Corporation
165 Madison Avenue
Memphis, TN 38103
(901) 523-5679

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered	Share(1)	Price(1)	Registration Fee

Deferred Compensation Obligations	$30,000,000	100%	$30,000,000	$2,427

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX
FIRST HORIZON NONQUALIFIED DEFERRED COMP PLAN
OPINION OF CLYDE A. BILLINGS, JR.
CONSENT OF KPMG, LLP
POWER OF ATTORNEY

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

(b)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(c)	The registrant’s Current Reports on Form 8-K dated May 8, 2003, May 12, 2003 and June 9, 2003.

     All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

     The securities being registered hereby represent deferred compensation obligations (the “Obligations”) of the registrant under the First Horizon Nonqualified Deferred Compensation Plan (the “Plan”). The securities represent contractual obligations of the registrant to pay or distribute to participants in the Plan compensation, the receipt of which the participants have elected to defer, as adjusted for notional investment experience, in accordance with the terms of the Plan. The Obligations may also represent amounts that the registrant has elected to contribute to participants’ accounts under the Plan, as adjusted for notional investment experience. All amounts credited to a participant’s account are adjusted for earnings or losses based on notional investments in one or more mutual funds selected by the participant from a menu chosen by the plan administrator. The Obligations are payable in cash in a lump-sum distribution or in installments, in accordance with the terms of the Plan, upon participants’ termination of employment for any reason, including but not limited to death, disability or retirement. Participants may also elect to have part or all of the Obligations payable as an in-service distribution on up to three dates occurring prior to any termination of employment, which dates are selected by participants in accordance with the terms of the Plan. The Plan may be amended, modified or terminated at any time, provided that such amendment, modification or termination may not adversely affect benefits already accrued without the consent of the affected participants. There is no trading market for the Obligations.

     The Obligations are unsecured general obligations of the registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the registrant. The Obligations are not subject in any manner, either voluntarily or involuntarily, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null, void and of no effect.

     The Obligations are not convertible into any other security of the registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The registrant may establish a “rabbi trust” to serve as a source of funds from which it can satisfy the Obligations.

     Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the registrant. Assets of any rabbi trust will be subject to the claims of the registrant’s general creditors in the event of the registrant’s insolvency.

Item 5. Interests of Named Experts and Counsel

     The validity of the Obligations of First Tennessee National Corporation to be issued pursuant to the Plan has been passed upon by Clyde A. Billings, Jr., Senior Vice President, Assistant General Counsel and Corporate Secretary of the registrant. Mr. Billings beneficially owns shares of the registrant’s common stock and holds options to purchase such shares in an amount deemed substantial by securities regulations. On May 1, 2003, the number of shares, including options, beneficially owned by Mr. Billings was approximately 49,100 shares.

     Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement unless it is proven that at the time such person acquired the security the person knew of such untruth or omission.

     The registrant dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent public accountant on May 15, 2002, as described in the registrant’s Form 8-K dated May 15, 2002, and filed May 16, 2002. After reasonable efforts, the registrant has not been able to obtain Arthur Andersen’s consent to the naming of that firm as an expert or to the incorporation by reference of Arthur Andersen’s audit report dated January 15, 2002 in this registration statement as required by Section 7 of the Securities Act.

     SEC Rule 437a promulgated pursuant to the Securities Act permits the registrant to file registration statements that contain or incorporate by reference financial statements in which Arthur Andersen had been acting as the independent public accountant without filing the written consent of Arthur Andersen required by Section 7 of the Securities Act. The lack of a consent from Arthur Andersen will generally make unavailable a claim against the accountant relating to securities acquired pursuant to this registration statement under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements or necessary to make the statements in those financial statements not misleading.

Item 6. Indemnification of Directors and Officers

     Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant has adopted the provisions of the Tennessee statute pursuant to Article Six of its Bylaws. Also the registrant has a “Directors’ and Officers’ Liability Insurance Policy” which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. The registrant has adopted the provisions of the statute as Article 13 of its Charter.

     The shareholders of the registrant have approved an amendment to Article Six of the Bylaws pursuant to which the registrant is required to indemnify each director and any officers designated by the Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board of Directors is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 7. Exemption from Registration Claimed

     This item is inapplicable.

Item 8. Exhibits

4(a)	Restated Charter of the registrant, as amended, attached as Exhibit 3(i) to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

4(b)	Bylaws of the registrant, as amended and restated, attached as Exhibit 3(ii) to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

4(c)	First Horizon Nonqualified Deferred Compensation Plan.

5	Opinion of Clyde A. Billings, Jr. as to legality.

23(a)	Consent of KPMG LLP.

23(b)	Consent of Clyde A. Billings, Jr. (included in Exhibit 5 above).

24	Powers of Attorney.

Item 9. Undertakings

     (a)  The registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)  That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis and State of Tennessee, on June 11, 2003.

FIRST TENNESSEE NATIONAL CORPORATION

By:	James F. Keen James F. Keen, Executive Vice President, Chief Financial Officer and Corporate Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Ralph Horn* Ralph Horn	Chairman of the Board and a Director	June 11, 2003

J. Kenneth Glass* J. Kenneth Glass	President, Chief Executive Officer and a Director (principal executive officer)	June 11, 2003

James F. Keen* James F. Keen	Executive Vice President, Chief Financial Officer and Corporate Controller (principal financial officer and principal accounting officer)	June 11, 2003

Robert C. Blattberg* Robert C. Blattberg	Director	June 11, 2003

George E. Cates* George E. Cates	Director	June 11, 2003

James A. Haslam, III* James A. Haslam, III	Director	June 11, 2003

R. Brad Martin* R. Brad Martin	Director	June 11, 2003

Vicki R. Palmer* Vicki R. Palmer	Director	June 11, 2003

Michael D. Rose* Michael D. Rose	Director	June 11, 2003

William B. Sansom* William B. Sansom	Director	June 11, 2003

Jonathan P. Ward* Jonathan P. Ward	Director	June 11, 2003

Luke Yancy III* Luke Yancy III	Director	June 11, 2003

By: Clyde A. Billings, Jr. Clyde A. Billings, Jr.		June 11, 2003

*As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Table No.

4(a)	Restated Charter of the registrant, as amended attached as Exhibit 3(i) to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

4(b)	Bylaws of the registrant, as amended and restated, attached as Exhibit 3(ii) to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference.

4(c)	First Horizon Nonqualified Deferred Compensation Plan.

5	Opinion of Clyde A. Billings, Jr. as to legality.

23(a)	Consent of KPMG LLP.

23(b)	Consent of Clyde A. Billings, Jr. (included in opinion filed as Exhibit 5).

24	Powers of Attorney.